As filed with the Securities and Exchange Commission on November 6, 2007

Registration No. 333-139067

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0452938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Address including zip code, and telephone number, including area code, of principal executive offices)

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

James D. Merselis

President and Chief Executive Officer

HemoSense, Inc.

651 River Oaks Parkway

San Jose, California 95134

(408) 719-1393

(Name, address, and telephone number, including area code, of agent for service)

The Registration Statement on Form S-8 (Registration No. 333-139067) (the “Registration Statement”) of HemoSense, Inc. (“HemoSense”) pertaining to the registration of certain shares of HemoSense’s common stock, $0.001 par value per share (“HemoSense Common Stock”), issuable to eligible employees, directors and consultants of HemoSense under its 2005 Equity Incentive Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on December 1, 2006.

HemoSense, Inverness Medical Innovations, Inc. (“Inverness”) and Spartan Merger Sub, Inc., a wholly owned subsidiary of Inverness (“Merger Sub”), entered into an Agreement and Plan of Reorganization, dated as of August 6, 2007 (the “Merger Agreement”), that provides for, among other things, the merger of Merger Sub with and into HemoSense, with HemoSense surviving as a wholly owned subsidiary of Inverness, and the conversion of each outstanding share of HemoSense Common Stock into the right to receive 0.274192 shares of common stock, par value $0.001 per share, of Inverness (the “Merger”).

The Merger was completed on November 6, 2007.

As a result of the Merger, HemoSense has terminated all offerings of HemoSense Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, HemoSense hereby removes from registration all shares of HemoSense Common Stock registered under the Registration Statement which remain unsold as of the time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, California, on November 6, 2007.

HEMOSENSE, INC.

By:	/s/ James D. Merselis
James D. Merselis
President and Chief Executive Officer